EXHIBIT 23.3

CONSENT OF EXPERT

FILED VIA EDGAR

March 20, 2015

United States Securities and Exchange Commission

Re:	Paramount Gold Nevada Corp. (the “Company”) filing of a Registration Statement on Form S-1 (the “Registration Statement”)

We refer to our report entitled “Technical Report and Preliminary Economic Assessment Sleeper Gold Project, Nevada, USA” dated July 30, 2012 (the “Report”) as referenced in the Registration Statement.

We hereby consent to the use of our firm name under the heading “Experts” in the Registration Statement and to the summary of Report included in the Registration Statement and any amendment thereto, including post-effective amendments.

Metal Mining Consultants, Inc. (formerly known as Scott E. Wilson Consulting, Inc.)

/s/ Scott Wilson

President